Exhibit 10.18

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

Double asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

This Agreement between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having powers under the laws of the State of California, and Combangio, Inc., a corporation having a principal place of business at is effective on the 11th day of October, 2019 (“Effective Date”).

1.	BACKGROUND

Stanford and the University of Illinois (“UIC”) have an assignment of an invention entitled “Methods to promote eye wound healing,” which was invented in the laboratory of [**], an employee of Stanford and the United States Department of Veterans Affairs (“VA”), and by UIC inventor [**] and is described in Stanford docket [**].

The Invention is administered by Stanford under an Interinstitutional Agreement between Stanford and UIC effective August 7, 2018.

The invention was made in the course of research supported by the DOD, NIH and the Stanford Spark program.

Stanford and UIC want to have the invention perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

The invention is subject to a Cooperative Technology Administration Agreement between Stanford and the VA, effective August 24, 2017, that authorizes Stanford to exclusively manage certain inventions on behalf of both Stanford and the VA.

Combangio is hereby exercising its Option dated February 11, 2019.

Combangio is a biotechnology company with a program in regenerative therapy and which is in the portfolio of Lagunita Biosciences, an early stage life sciences incubator and venture capital company.

2.	DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the following terms, whether used in the singular or the plural, shall have the meanings specified below.

2.1

“Affiliate” means as to any person or entity, any other person or entity which controls, is controlled by or is under common control with such person or entity. A person or entity shall be regarded as in control of another entity only if it owns or controls, directly or indirectly, at least fifty percent (50%) of the equity securities or other ownership interests in the subject entity entitled to vote in the election of directors or with the power to direct or elect management of such subject entity.

2.2	“Change of Control” means the following, as applied only to the entirety of that part of Combangio’s business that exercises all of the rights granted under this Agreement:

(A)

acquisition of ownership—directly or indirectly, beneficially or of record—by any person or group (within the meaning of the Exchange Act and the rules of the SEC or equivalent body under a different jurisdiction) of the capital stock of Combangio representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding capital stock of Combangio; and/or

(B)	the sale of all or substantially all Combangio’s assets and/or business in one transaction or in a series of related transactions.
2.3

“Commercially Reasonable Efforts” means that Combangio will use the level of effort that would be undertaken by a similarly situated company in the same industry if it were entrusted with the exercise of rights under an Exclusive patent license. Under no circumstances will the level of effort will be less than: (a) marketing Licensed Products in quantities calculated to address anticipated market demand once marketing has begun and (b) seeking any needed governmental approvals for marketing Licensed Products with diligence in supplying indicated information to, and replying to, appropriate governmental offices in the process. Commercially Reasonable Efforts shall in no case involve a shelving of the development, marketing or sale of Licensed Products or a suspension of the diligent pursuit of any needed governmental approval for Licensed Products.

2.4	“Exclusive” means that, subject to Sections 3 and 5, Stanford will not grant further licenses under the Licensed Patents in the Licensed Field of Use in the Licensed Territory.
2.5	“Fully Diluted Basis” means the total number of shares of Combangio’s issued and outstanding common stock, assuming:
(A)	the conversion of all issued and outstanding securities convertible into common stock;
(B)	the exercise of all issued and outstanding warrants or options, regardless of whether then exercisable; and
(C)	the issuance, grant, and exercise of all securities reserved for issuance pursuant to any Combangio stock or stock option plan then in effect.
2.6

“Indemnitees” means the VA, Stanford, Stanford Health Care and Lucile Packard Children’s Hospital at Stanford and their respective trustees, officers, employees, students, agents, faculty, representatives, and volunteers.

2.7	“Licensed Field of Use” means all fields.
2.8	“Licensed Patents” means Stanford, UIC and the VA patent applications as listed below:

Stanford	Country	Patent Type	Patent Status	Serial Number	Date Filed	Expiration Date
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]

Licensed Patents shall include any US or foreign patent application corresponding or claiming priority thereto, and any divisional, substitution, continuation, reexamination application or extension of the foregoing, and each patent that issues or reissues from any of these patent applications. “Licensed Patent” includes only those claims in a continuation-in-part (CIP) patent application that are entirely supported in the parent application’s original specification and entitled to the parent application’s priority date.

2.9

“Licensed Product” means a product in the Licensed Field of Use the making, having made, using, importing or selling of which, absent this license, infringes, induces infringement, or contributes to infringement of a Valid Claim of a Licensed Patent.

2.10	“Licensed Territory” means worldwide.
2.11

“Net Sales” means all gross revenue received by Combangio, its Affiliates or any tier of its Sublicensees, from the sale, or other commercial transfer or disposition of Licensed Products to a third party customer. Net Sales excludes the following items (but only as they pertain to the making, using, importing or selling of Licensed Products, are included in gross revenue, and are separately accounted for):

(A)	import, export, excise, value-added, sales and other direct taxes, and custom duties and other similar governmental charges;
(B)	costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;
(C)	costs of installation at the place of use;
(D)	credit for returns, allowances, trades and similar adjustments; and
(E)

trade, quantity or cash discounts and customary rebates and chargebacks (including without limitation, those granted to managed-care entities and government agencies, as well as entities that manage patient benefits).

In the event that a Licensed Product or a Licensed Service is sold in combination with another product, component or service for which no royalty would be due hereunder if sold separately (together as a combination, “Combination Product”), Net Sales from such Combination Product sales for purposes of calculating the amounts due under Article 7 shall be calculated by multiplying the Net Sales of the Combination Product by the fraction (A-B)/A, where A is the market value of the Combination Product as determined by its separately listed sale price and B is the market value of the other products, components or services as determined by their separately listed sale price. In the event that separate sales of the Licensed Product and such other product/s, component/s or service/s were not made during the preceding calendar quarter in the applicable country, then the Net Sales on the Combination Product shall be reasonably allocated between such Licensed Product or Licensed Service, and such other product/s, component/s or service/s based upon their relative importance and proprietary protection as mutually agreed upon by Stanford and Combangio. In no event will the applicable royalty rate be reduced by more than [**] percent ([**]%). For the removal of doubt, Net Sales shall not include sales by Combangio to its Affiliates or Sublicensees; provided that if Combangio sells a Licensed Product to an Affiliate or Sublicensee for resale, Net Sales shall include the amounts invoiced by such Affiliate or Sublicensee to third parties on the resale of such Licensed Product.

2.12	“Nonroyalty Sublicensing Consideration” means any consideration received by Combangio from any tier of its Sublicensees hereunder but excluding any consideration for:
(A)	royalties on products sales (royalties on product sales by any tier of its Sublicensees will be treated as if Combangio made the sale of such product);
(B)	investments in Combangio stock;
(C)	research and development expenses calculated on a fully burdened basis, incurred for development of the Licensed Product after the effective date of the Sublicense; and
(D)	debt;
(E)	reimbursement of out-of pocket patent prosecution and maintenance expenses for Patent Matters; and
(F)

the sale of substantially all of the business or assets of Combangio (or its assignee) whether by merger, sale of stock or assets or otherwise but provided that Stanford has received the Change of Control Fee as defined under Section 16 of the agreement.

2.13

“Patent Matters” means preparing, filing, and prosecuting broad and extensive patent claims (including any interference or reexamination actions) for Stanford’s benefit in the Licensed Territory and for maintaining all Licensed Patents.

2.14	“Sublicense” means any agreement between Combangio and a third party that contains a grant to Stanford’s Licensed Patents regardless of the name given to the agreement by the parties; however, an agreement to make, have made, use or sell Licensed Products on behalf of Combangio is not considered a Sublicense.

2.15

“Sublicensee” means a non-Affiliate third party to whom Combangio or any tier of its Sublicensees has granted a Sublicense; provided that a wholesaler or distributor that does not market or promote the Licensed Product shall not be deemed a Sublicensee.

2.16

“Valid Claim” means any claim of an issued patent or pending patent application within the Licensed Patents that has not lapsed, expired, been canceled, or become abandoned and has not been held to be invalid by a court of competent jurisdiction and is unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, which would be infringed by the making, having made, using, offering for sale, selling or importing of Licensed Product, but for the licenses granted to Combangio under the License Agreement; (each, a “Valid Claim”) provided that if the claim of a pending application has not issued within [**] after the priority date of such application, the same shall thereafter not be deemed a Valid Claim until such claim issues except if Combangio chooses to put the issued patent into a reissue proceedings.

3.	GRANT
3.1

Grant. Subject to the terms and conditions of this Agreement, Stanford grants Combangio an Exclusive license under the Licensed Patents in the Licensed Field of Use to make, have made, use, import, offer to sell and sell Licensed Product in the Licensed Territory. Such license includes the right by Combangio to have any of the foregoing activities performed on its behalf by a third party. Combangio shall have the right to exercise the foregoing licenses through an Affiliate only if such Affiliate has agreed in writing to comply with this entire Agreement. Combangio shall remain fully responsible for such Affiliate’s compliance and performance under this Agreement, and for any breach of this Agreement by such Affiliate. Any such Affiliates will be considered to be Combangio for purposes of this Agreement, with all the same rights and obligations as Combangio. An exercise of the licensed rights by such an Affiliate shall not require a Sublicense.

3.2

Exclusivity. The license to the Licensed Patents is Exclusive, including the right to sublicense under Section 4, in the Licensed Field of Use beginning on the Effective Date and continuing until the last to expire of a Valid Claim in the Licensed Patents.

3.3

Retained Rights. Stanford retains the right, on behalf of itself, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford and all other non-profit research institutions, to practice the Licensed Patent for any non-profit purpose, including sponsored research and collaborations. Combangio agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patent against any such institution. Stanford and any such other institution have the right to publish any information included in a Licensed Patent.

3.4	Specific Exclusion. Stanford does not:
(A)

grant to Combangio any other licenses, implied or otherwise, to any patents or other rights of Stanford or the VA other than those rights granted under the Licensed Patents, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent, or are required to exploit any Licensed Patent.

(B)	commit to Combangio to bring suit against third parties for infringement, except as described in Section 14; and
(C)	agree to furnish to Combangio any or technological information or to provide Combangio with any assistance.
4.	SUBLICENSING
4.1

Permitted Sublicensing. Combangio may grant sublicenses through multiple tiers in the Licensed Field of Use and Licensed Territory. Sublicenses with any exclusivity must include diligence requirements commensurate with the diligence requirements of Appendix A. Stanford agrees that Combangio may apportion without discrimination between Combangio patents and Stanford patents a commercially reasonable percentage of sublicensing payments made to Stanford pursuant to Section 4.6, provided however that Combangio provides Stanford with the proposed apportionment and justification prior to Combangio’s payment pursuant to Section 8.1. Stanford and Combangio agree to meet to discuss such proposed apportionment if in Stanford’s opinion the apportionment does not reasonably reflect the value of the Licensed Patents. Negotiation of any Sublicense must be an arms-length transaction.

4.2

Required Sublicensing. If Combangio is unable or unwilling to serve or develop a potential market or market territory for which there is a company with adequate resources willing to be a sublicensee and which has adequate resources and (a) such potential sublicensee has provided Stanford and Combangio with a bona fide, detailed proposal to develop a Licensed Product for such potential market, and (b) such proposed development is not within or detrimental to Combangio’s current or planned Licensed Products, as reasonably demonstrated by Combangio in a material communication to its Board of Directors or to third parties such as an investor presentation or a public disclosure, Combangio will, at Stanford’s request, use Commercially Reasonable Efforts to negotiate in good faith a Sublicense within [**] with any such company. Stanford would like licensees to address unmet needs, such as those of neglected patient populations or geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world.

4.3	Sublicense Requirements. Any Sublicense:
(A)	is subject to this Agreement;
(B)	will prohibit Sublicensee from paying royalties to an escrow or other similar account;

(C)	will expressly include the provisions of Sections 8, 9, and 10 for the benefit of Stanford; and
(D)

will include the provisions of Section 4.4 and require that Sublicensee pay the amounts that would be due under this Agreement for the Sublicensee’s exercise of its Sublicense, including applicable Earned Royalties, to Stanford or its designee, if this Agreement is terminated and the Sublicense survives pursuant to Section 15.3(c) below. If the Sublicensee is a spin-out from Combangio, so long as the Sublicense survives pursuant to Section 15.3(c) below, Combangio must guarantee the Sublicensee’s performance with respect to the payment of Stanford’s share of Sublicense royalties.

4.4	Litigation by Sublicensee. Any Sublicense must include the following clauses:
(A)	In the event Sublicensee brings an action seeking to invalidate any Licensed Patent:
(1)

Sublicensee will [**] the payment paid to Combangio during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by the Sublicensee is both valid and infringed by a Licensed Product, Sublicensee will pay [**] times the payment paid under the original Sublicense;

(2)	Sublicensee will have no right to recoup any royalties paid before or during the period challenge;
(3)

any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, and the parties agree not to challenge personal jurisdiction in that forum; and

(4)	Sublicensee shall not pay royalties into any escrow or other similar account.
(B)

Sublicensee will provide written notice to Stanford at least [**] prior to bringing an action seeking to invalidate a Licensed Patent. Sublicensee will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

4.5

Copy of Sublicenses and Sublicensee Royalty Reports. Combangio will submit to Stanford copies of each Sublicense within [**] of signing, any subsequent amendments and all copies of Sublicensees’ royalty reports; provided, however, that Combangio may redact sensitive information in such Sublicenses and royalty reports to the extent it is not necessary for Stanford’s confirmation of Combangio’s and Sublicensees’ compliance with the requirements of this Agreement. Beginning with the first Sublicense, the Chief Financial Officer or equivalent will certify [**] regarding the name and number of Sublicensees.

4.6

Sharing of Nonroyalty Sublicensing Consideration. Combangio will pay to Stanford a portion of all Nonroyalty Sublicensing Consideration for the Sublicense of Licensed Patents, specifically for sublicense of all or substantially all of the Licensed Patents, at a rate determined based on the timing of execution of the sublicense agreement as follows:

(A)	Sublicense executed prior to [**]% of Nonroyalty Sublicensing Consideration;
(B)	Sublicense executed after [**]% of Nonroyalty Sublicensing Consideration; and
(C)	Sublicense executed after [**]% of Nonroyalty Sublicensing Consideration.

A pro rata reduction of the percentage of Nonroyalty Sublicensing Consideration will be payable to Stanford under this Agreement where, in addition to the Sublicense of any rights granted by Combangio hereunder, Combangio also grants Sublicensee a license under its own or a third party’s intellectual property rights that are applicable to a Licensed Product. The amount of the pro rata reduction shall be calculated by Combangio based on a commercial reasonable allocation of value among the Sublicense of Patent Rights and sublicense of other rights. In some situations, it may be appropriate to make this calculation based on the [**]. By way of example, if utilizing this methodology was deemed to be commercially reasonable in a given circumstance, then if Combangio sublicenses [**], the Nonroyalty Sublicensing Consideration upon which Stanford would receive a sublicense fee would be [**]% of the total Nonroyalty Sublicensing Consideration received by Combangio in consideration of the sublicense rights [**]. Such intellectual property must have Valid Claims that read on the Licensed Product. Stanford shall be provided copies of any patents with such Valid Claims and written rationale justifying the request to reduce Nonroyalty Sublicensing Consideration. Notwithstanding the foregoing, if Stanford does not believe that Combangio’s calculation of the pro rata reduction of the percentage of Nonroyalty Sublicensing Consideration is commercially reasonable, parties will meet to discuss a mutually agreeable reduction of the Nonroyalty Sublicensing Consideration, and the dispute over what constitutes a commercially reasonable pro rata reduction may be submitted by either party at any time for final determination under arbitration pursuant to Section 17 below.

4.7	For purposes of this Section 4.6, a [**] shall be deemed to be completed on the date that the [**].
4.8	Royalty-Free Sublicenses. If Combangio pays all royalties due Stanford from a Sublicensee’s Net Sales, Combangio may grant that Sublicensee a royalty-free or noncash:
(A)	Sublicense or
(B)	cross-license.
5.	GOVERNMENT RIGHTS
5.1	This Agreement is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent. They also impose the obligation that Licensed Product sold or produced in the United States be “manufactured substantially in the United States.” Combangio will ensure all obligations of these provisions are met.

5.2

The United States Government shall have the nonexclusive, nontransferable, irrevocable, royalty-free, paid-up right to practice or have practiced the Licensed Patent throughout the world by or on behalf of the United States Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the United States Government is a signatory.

5.3	Combangio certifies that Combangio is in good standing to do business with the federal government regarding debarment, suspension, proposed debarment or other matters rendering them ineligible.
6.	DILIGENCE
6.1

Milestones. Because the invention is not yet commercially viable as of the Effective Date, Combangio will diligently develop, manufacture, and sell Licensed Product and will diligently develop markets for Licensed Product. In addition, Combangio will use Commercially Reasonable Efforts to pursue the milestones shown in Appendix A, and notify Stanford in writing as each milestone is met. For clarity, Combangio may satisfy its diligence obligations under this Agreement through its Affiliates and Sublicensees.

6.2

Progress Report. By [**] of each year and during the term of the Agreement Combangio will submit a written annual report to Stanford covering the preceding calendar year. The report will include information sufficient to enable Stanford to satisfy reporting requirements of the U.S. Government and for Stanford to ascertain progress by Combangio toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant: [**]. Combangio will specifically describe [**].

6.3

Clinical Trial Notice. Combangio will notify the Stanford University Office of Licensing prior to commencing any clinical trials at Stanford. If Combangio does not notify Stanford University Office of Licensing at least [**] prior to enrolling the first patient in a clinical study at Stanford, Combangio agrees that it will pay $[**] to Stanford within [**] of being invoiced.

7.	ROYALTIES
7.1	Issue Fee. Combangio will pay to Stanford a noncreditable, nonrefundable license issue fee of $15,000 upon signing this Agreement.
7.2	Purchase Right.
(A)

Stanford shall have the right, but not the obligation, to purchase for cash up to its Share of the securities issued in any Qualifying Offering on the terms, and subject to the conditions, set forth in this Section 7.2 and Section 7.3 (the “Purchase Right”). For purposes of this Section 7.2 and Section 7.3:

(1)	“Adjustment Event” means the final closing of the first Threshold Qualifying Offering occurring after the date of this Agreement.
(2)

“Board of Directors” means (i) if Combangio is organized as a corporation, its board of directors, and (ii) if Combangio is organized as a limited liability company, Combangio manager(s) or member(s) or both that have the power to direct the principal management and activities of Combangio, whether through ownership of voting securities, by agreement, or otherwise.

(3)

“Qualifying Offering” means a private offering of Combangio’s equity securities (or securities convertible into or exercisable for Combangio’s equity securities) for cash (or in satisfaction of debt issued for cash) having its final closing on or after the date of this Agreement and which includes investment by one or more venture capital, professional angel, corporate or other similar institutional investors other than Stanford. For the avoidance of doubt, if Combangio is a limited liability company, then “equity securities” means limited liability company interests in Combangio.

(4)	“Share” means:
(i)	[**]% with respect to any Qualifying Offering having a closing on or before the date of an Adjustment Event; or
(ii)

with respect to any Qualifying Offering having a closing after an Adjustment Event, but before a Termination Event, the percentage necessary for Stanford to maintain its pro rata ownership interest in Combangio on a Fully-Diluted Basis.

(5)

“Threshold Qualifying Offering” means any Qualifying Offering which either (i) is at least $[**] in size or (ii) involves the sale to outside investors of at least [**]% of the equity securities outstanding after such round on a Fully-Diluted Basis.

(6)	The parties shall construe the term “Fully-Diluted Basis” mutatis mutandis in the case where Combangio is organized as a limited liability company.
(B)	The Purchase Right shall terminate upon the earliest to occur of the following (each a “Termination Event”):
(1)

Stanford’s execution of an investor rights agreement or similar agreement (each a “Rights Agreement”) in connection with a Threshold Qualifying Offering so long the Rights Agreement satisfies the terms of this Section and Section 7.3 below;

(2)	Stanford purchases less than its entire Share of a Qualifying Offering;

(3)

Stanford fails to give an election notice within the Notice Period for a Qualifying Offering which has its final closing within [**] of the date such notice is received by Stanford and which is closed on terms that are the same or less favorable to the investors as the terms stated in Combangio’s notice to Stanford;

(4)	The closing of a firm commitment underwritten public offering of Combangio’s common stock; or
(5)	The closing of the sale of all or substantially all of Combangio’s assets to a company publicly traded on one of the major recognized exchanges.
(C)

The Purchase Right shall not apply to the issuance of securities: (i) to employees, individuals who are members of Combangio’s Board of Directors as of the time of issuance, and service providers to Combangio pursuant to a plan approved by Combangio’s Board of Directors; or (ii) as additional consideration in lending or leasing transactions; or (iii) to an entity pursuant to an arrangement that Combangio’s Board of Directors determines in good faith is a strategic partnership or similar arrangement of Combangio (i.e., an arrangement in which the entity’s purchase of securities is not primarily for the purpose of financing Combangio); or (iv) to owners of another entity in connection with the acquisition of that entity by Combangio.

(D)

If Combangio has entered into more than one Exclusive (Equity) Agreement or other agreement to license intellectual property from Stanford, and Stanford has fully exercised its right to purchase its Share in connection with a Qualifying Offering under any such agreement, Stanford will waive its right to purchase its Share in connection with a Qualifying Offering under all other applicable agreements. In the event that Stanford has not fully exercised its right to purchase its Share in connection with a Qualifying Offering under any agreement, then Stanford may only exercise its right to purchase under a single agreement, and will waive its right to purchase under all others.

7.3	Rights Agreements; Information Rights; Notice; Elections.
(A)

Combangio shall ensure that each Rights Agreement executed by Stanford in connection with a Qualifying Offering will grant to Stanford the same rights as all other investors who are parties to that Rights Agreement. In particular, Combangio shall ensure that each such Rights Agreement will grant to Stanford the same right to purchase additional securities in future offerings, the same information rights, and the same registration rights as are granted to other parties thereto, including all such rights granted to any investor designated as a “Major Investor” or other similar designation, even if Stanford is not so designated.

(B)	Notwithstanding any terms to the contrary contained in any applicable Rights Agreement:

(1)	Stanford shall not have any representation on the Board of Directors or rights to attend meetings of the Board of Directors;
(2)

In connection with all Qualifying Offerings, Combangio shall give Stanford notice of the terms of the offering, including: (i) the names of the investors, the allocation of equity securities among them and the total amounts to be invested by each of them in such offering; (ii) pre- and post-projected) financing capitalization table; (iii) investor presentation (if available); (iv) an introduction to the lead investor in such offering for the purpose of discussing the lead investor’s due diligence process; and (v) such other documents and information as Stanford may reasonably request for the purpose of making an investment decision or verifying the amount of equity securities it is entitled to purchase in such offering; and

(3)	Stanford may elect to exercise its Purchase Right, in whole or in part, by notice given to Combangio within [**] after receipt of Combangio’s notice (“Notice Period’).
(C)

If Stanford has no information rights under a Rights Agreement and to the extent that such information has been prepared by Combangio for other purposes, so long as Stanford holds Combangio securities, Combangio shall furnish to Stanford, upon request and as promptly as reasonably practicable, Combangio’s annual consolidated financial statements and annual operating plan, including an annual report of the holders of Combangio’s securities, and such other information as Stanford may reasonably request from time to time for the purpose of valuing its interest in Combangio.

(D)

Notwithstanding any notice provision in this Agreement to the contrary, any notice given under this Agreement that refers or relates to any of Section 7.2 above or this Section 7.3 shall be copied concurrently to [**]; provided, however, that delivery of the copy will not by itself constitute notice for any purpose under this Agreement.

7.4	License Maintenance Fee. Combangio will pay Stanford annual minimum license maintenance fees as follows:
(a)	[**] through [**] anniversary of Effective Date - $[**] per year;
(b)	[**] Anniversary of Effective Date - $[**] per year; and
(c)	[**] anniversary of the Effective Date and thereafter until Combangio makes its first commercial sale —$[**] per year.

Yearly maintenance payments are nonrefundable but they are creditable each year as described in Section 7.8.

7.5	Milestone Payments. Combangio will pay Stanford the following one-time milestone payments with respect to the first Licensed Product to achieve each such milestone.

(A)	[**];
(B)	[**];
(C)	[**]; and
(D)	Upon first achieving cumulative Net Sales of $[**] in a calendar year: $[**].

For purposes of clarity, it is understood and agreed that each of the foregoing milestone payments shall be payable only once, irrespective of the number of Licensed Products Combangio may ultimately develop. It is further understood and agreed that Combangio’s total obligation to Stanford under this Section 7.5 shall in no event exceed two million one hundred and seventy-five thousand Dollars ($2,175,000).

7.6	Earned Royalty. Combangio will pay Stanford earned royalties (Y%) on Net Sales as follows (‘‘Earned Royalties”):

Amount of Annual Net Sales	Royalty Percentage (Y%) of Net Sales
< $USD [**]	[**] percent ([**]%)
> $USD [**] < $USD [**]	[**] percent ([**]%)
> $USD [**] < $USD [**]	[**] percent ([**]%)
$USD [**] < $USD [**]	[**] percent ([**]%)
$USD [**] < $USD [**]	[**] percent ([**]%)
$USD [**]	[**] percent ([**]%)

For clarity, Earned Royalties will be paid on a tiered structure based on the portion of Net Sales of Licensed Products in each such tier. By way of example only, in the event that Net Sales in a given year are $USD [**].

Earned Royalties will be payable on a country-by-country basis and Licensed Product-by-Licensed Product basis on Net Sales of Licensed Products in each such country until the last to occur of the following: (i) the last to expire Valid Claim covering such Licensed Product in the Licensed Field of Use in the country of sale; and (ii) the last to expire Valid Claim covering such Licensed Product in the Licensed Field of Use in the country of manufacture. For clarity, in the event that there are no Valid Claims in either i) or ii) above for a given Licensed Product in a given country, no Earned Royalty will be payable with respect to the sale of such Licensed Product in such country.

In no event shall more than one Earned Royalty be due hereunder with respect to any Licensed Product unit; nor shall an Earned Royalty be payable hereunder with respect to sales of Licensed Product for use in research and/or development, in clinical trials or as samples.

In the event that the total annual Earned Royalties that Combangio is required to pay to Stanford, and all other royalties payable by Combangio, its Affiliates and Sublicensees to any third parties in connection with the development, manufacture or commercialization of a given Licensed Product exceed [**] percent ([**]%) of Net Sales in aggregate, the royalties payable to Stanford and each of the third party royalty recipients (each, a “Royalty Recipient”) shall be reduced on a proportional basis according to each Royalty Recipient’s share of the total percentage royalty payable on such Net Sales of such Licensed Product, so that the aggregate royalties payable to all Royalty Recipients does not exceed [**] percent ([**]%) of Net Sales of such Licensed Product. But in no event shall the applicable Stanford Earned Royalty above be reduced by more than [**]%.

7.7

Earned Royalty if Combangio Challenges the Patent. Notwithstanding the above, should Combangio bring an action seeking to invalidate any Licensed Patent, Combangio will pay Earned Royalties to Stanford at [**] the rates specified under Section 7.6 during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by Combangio is both valid and infringed by a Licensed Product, Combangio will [**] the rates specified under Section 7.6.

7.8	Creditable Payments. The license maintenance fee for a year may be offset against Earned Royalty payments due on Net Sales occurring in that year.

For example:

(A)	if Combangio pays Stanford a $[**] maintenance payment for year Y, and according to Section 7.6 [**].
(B)	if Combangio pays Stanford a $[**] maintenance payment for year Y, and according to Section 7.6 [**].
7.9

Obligation to Pay Royalties. If certain quantities of Licensed Products are made, or imported before the date this Agreement terminates, and those Licensed Products quantities are sold after the termination date and an Earned Royalty would have been due on such Licensed Products at the time of their sale had this Agreement not been terminated, Combangio will pay Stanford an Earned Royalty for its exercise of rights based on the Net Sales of those Licensed Products quantities.

7.10	No Escrow. Combangio shall not pay royalties into any escrow or other similar account.
7.11

Currency. Combangio will calculate the Earned Royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal on the close of business on the last banking day of each calendar quarter. Combangio will make Earned Royalty payments to Stanford in U.S. Dollars.

7.12	Non-U.S. Taxes. Combangio will pay all non-U.S. taxes related to Earned Royalty payments. These payments are not deductible from any payments due to Stanford.
7.13	Interest. Any payments not made when due will bear interest at the lower of (a) the Prime Rate published in the Wall Street Journal plus [**] or (b) the maximum rate permitted by law.
8.	ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1

Earned Royalty Payment and Report. Beginning with the first sale of a Licensed Product by Combangio or a Sublicensee, or with the first receipt of any Nonroyalty Sublicensing Consideration by Combangio, Combangio will submit to Stanford a written report, an Earned Royalty payment and/or Nonroyalty Sublicensing Consideration payment due Stanford within [**] after each calendar period, where the period is initially on a per-year basis, and changes to a per-quarter basis when annual Earned Royalty payments to Stanford exceed $[**]. This report will be in the form of Appendix B and will state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar time period and details about any Sublicenses. The report will include an overview of the process and documents relied upon to permit Stanford to understand how the Earned Royalties and Nonroyalty Sublicensing Consideration are calculated. With each report, Combangio will include any Earned Royalty payment and Nonroyalty Sublicensing Consideration payment due Stanford for the completed time period (as calculated under Section 7.6 and Section 4.6).

8.2

No Refund. In the event that a validity or non-infringement challenge of a Licensed Patent brought by Combangio is successful, Combangio will have no right to recoup any royalties paid before or during the period challenge.

8.3

Termination Report. Combangio will pay to Stanford all applicable royalties and submit to Stanford a written report within [**] after the license terminates. Combangio will continue to submit earned royalty payments and reports to Stanford after the license terminates, until all Licensed Products made or imported under the license have been sold.

8.4

Accounting. Combangio will maintain records showing manufacture, importation, sale, and use of a Licensed Product for [**] from the date of sale of that Licensed Product. Records will include general-ledger records showing cash receipts and expenses, and records that include: production records, customers, invoices, serial numbers, and related information in sufficient detail to enable Stanford to determine the royalties payable under this Agreement.

8.5	Audit by Stanford. Combangio will allow Stanford or its designee to examine Combangio’s records to verify payments made by Combangio under this Agreement.
8.6

Paying for Audit. Stanford will pay for any audit done under Section 8.5. But if the audit reveals an underreporting of earned royalties due Stanford of [**]% or more for the period being audited, Combangio will pay the audit costs.

8.7

Self-audit. Combangio will conduct an independent audit of sales and royalties at least every [**] if annual sales of Licensed Product are over $[**]. The audit will address, at a minimum, the amount of Licensed Product gross sales by or on behalf of Combangio during the audit period, the amount of funds owed to Stanford under this Agreement, and whether the amount owed has been paid to Stanford and is reflected in the records of Combangio. Combangio will submit the auditor’s report promptly to Stanford upon completion. Combangio will pay for the entire cost of the audit.

9.	EXCLUSIONS AND NEGATION OF WARRANTIES
9.1	Negation of Warranties.

As of the Effective Date, Stanford represents that to the knowledge of Stanford’s Office of Technology Licensing representative and without conducting any further investigation:

(a)	Stanford has assignments from all inventors known as of the Effective Date on the Licensed Patents; and
(b)	Stanford has the right to grant the rights in the Licensed Patents to Combangio in this Agreement.

Stanford provides Combangio the rights granted in this Agreement AS IS and WITH ALL FAULTS. Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A)	of merchantability, of fitness for a particular purpose;
(B)	of non-infringement; or
(C)	arising out of any course of dealing.
9.2	No Representation of Licensed Patent. Combangio also acknowledges that Stanford does not represent or warrant:
(A)	the validity or scope of any Licensed Patent; or
(B)	that the exploitation of Licensed Patent will be successful.
10.	INDEMNITY
10.1

Indemnification. Combangio will indemnify, hold harmless, and defend all Indemnitees against any third party claim of any kind arising out of or related to the exercise of any rights granted Combangio under this Agreement or the breach of this Agreement by Combangio, except to the extent such claim is determined with finality by a court of competent jurisdiction to result from the gross negligence or willful misconduct of any Indemnitee.

10.2

No Indirect Liability. Neither party is liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise.

10.3	Workers’ Compensation. Combangio will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

10.4

Insurance. During the term of this Agreement, Combangio will maintain Commercial General Liability Insurance with a reputable and financially secure insurance carrier to cover the activities of Combangio and its affiliates and sublicensees. The insurance will provide minimum limits of liability of $[**] per occurrence and will include all Indemnitees as additional insureds. Prior to any use of a Licensed Product in or for humans, the insurance coverage will be increased to provide minimum limits of liability of $[**] per occurrence. Prior to any clinical trial using the Licensed Product, the insurance will include Clinical Trial Insurance in addition to the increased minimum limits of liability of $[**] per occurrence. Prior to any offering for sale of Licensed Product by Combangio, or its affiliates or sublicensees, the insurance will include Product Liability Insurance, and will have minimum limits of liability of $[**] per occurrence. Insurance must cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within [**] of the Effective Date of this Agreement, and for each instance in which the coverage is changed as per the requirements above, Combangio will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. Combangio will provide to Stanford [**] prior written notice of cancellation or material change to this insurance coverage. Combangio will advise Stanford in writing that it maintains a combination of excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Combangio will be primary coverage; insurance of Indemnitees will be excess and noncontributory.

11.	EXPORT

Combangio and its Affiliates and Sublicensees will comply with all applicable United States laws and regulations controlling the export of licensed commodities and technical data relating to this Agreement. (For the purpose of this paragraph, “licensed commodities” means any article, material or supply but does not include information; and “technical data” means tangible or intangible technical information that is subject to U.S. export regulations, including blueprints, plans, diagrams, models, formulae, tables, engineering designs and specifications, manuals and instructions.) These laws and regulations may include, but are not limited to, the Export Administration Regulations (15 CFR 730-774), the International Traffic in Arms Regulations (22 CFR 120-130) and the various economic sanctions regulations administered by the U.S. Department of the Treasury (31 CFR 500-600).

Among other things, these laws and regulations may prohibit or require a license for the export or retransfer of certain commodities and technical data to specified countries, entities and persons. Combangio hereby gives written assurance that it will comply with, and will cause its Sublicensees and Affiliates to comply with all United States export control laws and regulations, that it understands it may be held responsible for any violation of such laws and regulations by itself or its Sublicensees and Affiliates, and that it will indemnify, defend and hold Stanford harmless for the consequences of any such violation.

12.	MARKING

Before any Licensed Patent issues, Combangio will mark Licensed Product with the words “Patent Pending.” Otherwise, Combangio will mark Licensed Product with the number of any issued Licensed Patent.

13.	STANFORD NAMES AND MARKS

Combangio will not use (i) Stanford’s or the VA’s name or other trademarks, (ii) the name or trademarks of any organization related to Stanford or the VA, or (iii) the name of any Stanford faculty member, employee, student or volunteer, or any VA employee. This prohibition includes, but is not limited to, use in press releases, advertising, marketing materials, other promotional materials, presentations, case studies, reports, websites, application or software interfaces, and other electronic media. Notwithstanding the foregoing, Combangio may include Stanford’s name in factual statements in legal proceedings, patent applications and other regulatory filings. In addition, Combangio may make a short factual statement that identifies Stanford as the licensor of the rights granted under this Agreement to actual or potential investors or acquirers, as well as in the “About Combangio” or other similar section of the Combangio website.

14.	PROSECUTION AND PROTECTION OF PATENTS
14.1	Patent Prosecution.
(A)

Following the Effective Date and subject to Stanford’s approval, Combangio will be responsible for Patent Matters. Combangio will use its diligent efforts with respect to the Patent Matters and in doing so will act in good faith irrespective of other patents, patent applications, or other rights that Combangio may possess. Combangio will notify Stanford before taking any substantive actions in prosecuting the claims, and Stanford will have final approval on how to proceed with any such actions. To aid Combangio in this process, Stanford will provide information, execute and deliver documents and do other acts as Combangio shall reasonably request from time to time. In the event that Combangio decides to abandon any patent right within the Licensed Patents (which it may do so at any time in its sole discretion), it will provide reasonable prior notice to Stanford and provide Stanford with an opportunity to assume responsibility for the prosecution and maintenance of such patent right. Following such notice by Combangio, prosecution and maintenance of such patent right shall be at the cost of Stanford (or VA, to the extent separately agreed to between Stanford and VA), and such patent right shall no longer be within the Licensed Patents. If Stanford at any time believes that Combangio has failed to satisfy the standards of this Section 14.1 (A), Stanford may, upon [**], terminate this Section 14.1 (A).

(B)

Combangio will reimburse Stanford for Stanford’s reasonable costs (and VA’s reasonable costs, to the extent applicable) incurred in complying with such requests. Stanford and Combangio agree that Stanford is the client of record for the attorney prosecuting the Licensed Patents and agree to have Appendix C fully executed by the appropriate parties upon execution of this Agreement. At Stanford’s request, Combangio will provide all information and assistance to Stanford to ensure that Licensed Patent is as extensive as reasonably possible. If Combangio gives notice to Stanford of intent to abandon a patent right within the Licensed Patents pursuant to Section 14.1(A), Combangio will assist Stanford in the transfer of the prosecution materials for such patent right to the law firm of Stanford’s choice. If Stanford has terminated Section 14.1(A), any agreement in the form of Appendix C will be deemed to be amended immediately without prior action by any party to revise Appendix C, Section 1 to require the Firm (as defined in Appendix C) to interact directly with Stanford only (i.e., with respect to the Licensed Patents).

14.2	Patent Costs. Within [**] after receiving a statement from Stanford, Combangio will reimburse Stanford:
(A)

$[**] to offset Licensed Patent’s patenting expenses, including but not limited to interference or reexamination matters, inventorship disputes and opposition proceedings incurred by Stanford before the Effective Date; and

(B)

for all Licensed Patent’s patenting expenses, including but not limited to interference or reexamination matters, inventorship disputes and opposition proceedings incurred by Stanford after the Effective Date. In all instances, Stanford will pay the fees prescribed for large entities to the United States Patent and Trademark Office.

14.3

Infringement Procedure. Each party will promptly notify the other if it believes a third party infringes a Licensed Patent or if a third party files a declaratory judgment action with respect to any Licensed Patent. During the Exclusive term of this Agreement and if Combangio (or its Sublicensee) is diligently developing or selling Licensed Product, Combangio may have the right to institute a suit against or defend any declaratory judgment action initiated by this third party, but only within fields of use where this Agreement is Exclusive, as provided in Section 14.4 through and including Section 14.8.

14.4

Combangio Suit. Combangio has the first right (itself or through others) to institute and prosecute a suit to enforce the Licensed Patents and/or defend any declaratory judgment action with respect thereto, but only within fields of use where this Agreement is Exclusive, and only if Combangio provides a claim chart evidence of the infringement to Stanford and if Combangio is (or its Sublicensee is) diligently developing, offering for sale, or selling Licensed Product, then Combangio may institute and prosecute a suit or defend any declaratory judgment action so long as it conforms with the requirements of this Section. Stanford agrees to cooperate fully in connection with such suit. If Combangio decides to institute suit, it will notify Stanford in writing and give Stanford and the VA the opportunity to institute suit jointly as provided in Section 14.5. Combangio will diligently pursue the suit and Combangio will bear the entire cost of the litigation, including reasonable expenses and counsel fees incurred by Stanford and the VA in connection with Stanford’s and the VA’s cooperation in such suit. Combangio will keep Stanford reasonably apprised of all developments in the suit and will make a good faith effort to incorporate Stanford’s input (including input from the VA that Stanford provides to Combangio) on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patent. Combangio will not initiate, prosecute, settle or otherwise compromise any such suit in a manner that materially adversely affects Stanford’s or the VA’s interests without Stanford’s prior written consent, not to be unreasonably withheld or delayed. Stanford or the VA may be named as a party only if:

(A)	Combangio’s and Stanford’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing;
(B)	Neither Stanford nor the VA are the first named party in the action; and
(C)	the pleadings and any public statements about the action state that Combangio is pursuing the action and that Combangio has the right to join Stanford and the VA as a party.
14.5	Joint Suit. If Stanford and Combangio so agree, they may institute suit or defend the declaratory judgment action jointly. If so, they will:
(A)	prosecute the suit in both their names;
(B)	bear the out-of-pocket costs equally;
(C)	share any recovery or settlement equally; and
(D)	agree how they will exercise control over the action.
14.6

Stanford Suit. If neither Section 14.4 nor 14.5 apply, and in the event Combangio elects not to initiate an action to enforce the Licensed Patents against a commercially significant infringement by a third party by written notice to Stanford in [**] upon a request by Stanford to do so after a notice of infringement as provided in Section 14.3, Stanford has the right to institute and prosecute a suit or defend any declaratory judgment action, and may name Combangio as a party for standing purposes. If Stanford decides to institute suit, it will notify Combangio in writing. If Combangio does not notify Stanford in writing that it desires to jointly prosecute the suit within [**] after the date of the notice, Combangio will assign and hereby does assign to Stanford all rights, causes of action, and damages resulting from the alleged infringement. Stanford will bear the entire cost of the litigation and will retain the entire amount of any recovery or settlement.

14.7

Recovery. Any recovery or settlement received in connection with any suit will first be shared by Stanford, VA and Combangio equally to cover the litigation costs each incurred, and next shall be paid to Stanford, VA or Combangio to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by Combangio, any recovery in excess of litigation costs will be shared between Combangio and Stanford as follows:

(A)	any payment for past sales will be deemed Net Sales, and Combangio will pay Stanford Earned Royalties at the rates specified in Section 7.6;
(B)	any payment for future sales will be deemed a payment under a Sublicense, and Earned Royalties will be shared as specified in Article 4; and
(C)	Combangio and Stanford will negotiate in good faith appropriate compensation to Stanford for any non-cash settlement or non-cash cross-license.

In any suit initiated by Stanford, any recovery in excess of litigation costs will belong to Stanford. Stanford and Combangio agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Section 14.

14.8

Abandonment of Suit. If either Stanford or Combangio commences a suit and then wants to abandon the suit, it will give timely notice to the other party. The other party may continue prosecution of the suit after Stanford and Combangio agree on the sharing of expenses and any recovery in the suit.

14.9	VA Cooperation. The VA’s cooperation in litigation proceedings instituted under this Agreement is subject to U.S. Department of Justice approval on a case-by-case basis.
14.10	No Implied Obligations. Except as expressly provided in this Article 14, neither party has any obligation to bring or prosecute actions or suits against any third party for patent infringement.
15.	TERMINATION
15.1	Termination by Combangio. Combangio may terminate this Agreement by giving Stanford written notice at least 30 days in advance of the effective date of termination selected by Combangio.
15.2	Termination by Stanford.
(A)	Stanford may also terminate this Agreement if Combangio:
(1)	is delinquent on any report or payment;
(2)	is not diligently developing and commercializing Licensed Product;
(3)	misses a milestone described in Appendix A;
(4)	is in breach of any provision; or
(5)	provides any false report.
(B)	Termination under this Section 15.2 will take effect 60 days after written notice by Stanford unless Combangio remedies the problem in that 60-day period.

Notwithstanding the foregoing, if Combangio disputes in good faith any payment obligation (including but not limited to a dispute regarding the amount of Nonroyalty Sublicensing Consideration to pay in a particular case) during such 60-day period, Stanford shall not have the right to terminate this Agreement unless and until it is finally determined pursuant to Article 17 that such default or breach occurred, and Combangio fails to cure such default or breach within [**] after such determination.

15.3	Surviving Provisions. Surviving any termination or expiration are:
(A)	Combangio’s obligation to make all payments, accrued or accruable, including but not limited to fees, royalties and patent costs;
(B)	any claim of Combangio or Stanford, accrued or to accrue, because of any breach or default by the other party; and
(C)

the provisions of Articles 1, 2, 8, 9, 10 and 17-19, and Section 15.3; and any Sublicenses granted by Combangio or its Sublicensees hereunder, provided that the applicable Sublicensee is not in breach with respect to its obligations under such sublicense and provided such Sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement.

16.	CHANGE OF CONTROL, ASSIGNMENT AND NON-ASSIGNABILITY
16.1

Change of Control. If there is a Change of Control or if this Agreement is assigned to a third party that was not an Affiliate prior to the Change of Control, Combangio will pay Stanford a $100,000 (“Change of Control/Assignment Fee”) per Section 16.2.

16.2	Conditions of Assignment. Combangio may assign this Agreement upon prior and complete performance of the following conditions:
(A)	Combangio must give Stanford written notice of the assignment within [**], including the new assignee’s contact information; and
(B)	the new assignee must agree in writing to Stanford to be bound by this Agreement; and
(C)	Stanford must have received the full Change of Control/Assignment Fee (except in the case of an assignment to an Affiliate).
16.3

After the Assignment. Upon a permitted assignment of this Agreement pursuant to Section 15.3(C), Combangio will be released of liability under this Agreement and the term “Combangio” in this Agreement will mean the assignee.

16.4

Bankruptcy. In the event of a bankruptcy or insolvency, assignment is permitted only to a party that can provide adequate assurance of future performance, including diligent development and sales of Licensed Product.

16.5

Nonassignability of Agreement. Except in conformity with Section 16.2 and Section 16.4, this Agreement is not assignable by Combangio under any other circumstances and any attempt to assign this Agreement by Combangio is null and void.

17.	DISPUTE RESOLUTION
17.1

Dispute Resolution by Arbitration. Any dispute between the parties regarding any payments made or due under this Agreement will be settled by arbitration in accordance with the JAMS Arbitration Rules and Procedures, provided that in the case of a good faith dispute as to the amount due, the cure period under Section 15.2 will be tolled until the amount due has been finally determined in such an arbitration. The parties are not obligated to settle any other dispute that may arise under this Agreement by arbitration.

17.2

Request for Arbitration. Either party may request such arbitration. Stanford and Combangio will mutually agree in writing on a third-party arbitrator within [**] of the arbitration request. The arbitrator’s decision will be final and nonappealable and may be entered in any court having jurisdiction.

17.3

Discovery. The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in discovery.

17.4	Place of Arbitration. The arbitration will be held in Stanford, California unless the parties mutually agree in writing to another place.
17.5

Patent Validity. Any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, California, and the parties agree not to challenge personal jurisdiction in that forum.

18.	NOTICES
18.1

Legal Action. Combangio will provide written notice to Stanford at least three months prior to bringing an action seeking to invalidate any Licensed Patent or a declaration of non-infringement. Combangio will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

18.2	All Notices. All notices under this Agreement are deemed fully given when written, addressed, and sent as follows:

All general notices to Combangio are mailed or emailed to:

Attn: Darius Kharabi, President & CEO
1490 O’Brien Drive, Suite C, Menlo Park, CA 94025
[**]

All financial invoices to Combangio (i.e., accounting contact) are e-mailed to:

[**]

All progress report invoices to Combangio (i.e., technical contact) are e-mailed to:

[**]
with a copy to:
Darius Kharabi
[**]

All general notices to Stanford are e-mailed or mailed to:

Office of Licensing
3000 El Camino Real
Building 5, Suite 300
Palo Alto, CA 94306-2100
[**]

All payments to Stanford are mailed to:

Stanford University

Office of Licensing

Department #44439

P.O. Box 44000

San Francisco, CA 94144-4439

All progress reports to Stanford are e-mailed or mailed to:

Office of Licensing
3000 El Camino Real
Building 5, Suite 300
Palo Alto, CA 94306-2100
[**]

Any notice related to Section 7.2 or Section 7.3 (Stanford Purchase Rights) shall be copied concurrently to [**].

Either party may change its address with written notice to the other party.

19.	MISCELLANEOUS
19.1

Combangio Confidential Information. The content of all reports, audit information and product development, technical, sales, strategy, business or other corporate information disclosed to Stanford OTL by Combangio, its Affiliates or Sublicensees under this Agreement shall be considered “Combangio Confidential Information”; provided, however, that “Combangio Confidential Information” shall not include information that: (i) was publicly known and made generally available in the public domain prior to the time of such disclosure; (ii) becomes publicly known and made generally available to Stanford after such disclosure through no action or inaction of Stanford; (iii) is already in the possession of Stanford at the time of disclosure by the disclosing party as shown by Stanford’s files and records immediately prior to the time of disclosure; (iv) is obtained by Stanford from a third party without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by Stanford without use of or reference to other Combangio Confidential Information, as shown by documents and other competent evidence in Stanford’s possession. Stanford agrees not to disclose Combangio Confidential Information to third parties or use Combangio Confidential Information for any reason except to the extent required by Stanford’s internal governance rules and regulations and to the extent reasonably necessary for Stanford to exercise its rights and obligations under this Agreement. Stanford may acknowledge the existence of this Agreement and the extent of the grant in Article 3 to third parties. Combangio hereby grants permission for Stanford to include Combangio’s name and a link to Combangio’s website in Stanford’s annual reports and on Stanford’s websites that showcase technology transfer related stories.

19.2	Waiver. No term of this Agreement can be waived except by the written consent of the party waiving compliance.
19.3

Choice of Law. This Agreement and any dispute arising under it is governed by the laws of the State of California, United States of America, applicable to agreements negotiated, executed, and performed within California.

19.4

Entire Agreement. The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the license and to the subject hereof. The parties agree that this Agreement supersedes all previous and future purchase orders. This Agreement may not be amended except by writing executed by authorized representatives of both parties. No representations or statements of any kind made by either party, which are not expressly stated herein, will be binding on such party.

19.5

Exclusive Forum. The state and federal courts having jurisdiction over Stanford, California, United States of America, provide the exclusive forum for any court action between the parties relating to this Agreement. Combangio submits to the jurisdiction of such courts, and waives any claim that such a court lacks jurisdiction over Combangio or constitutes an inconvenient or improper forum.

19.6

Electronic Copy. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature:	/s/ Scott Elrod

Name:	Scott Elrod

Title:	Associate Director

Date:	Oct 11, 2019

COMBANGIO, INC.

Signature:	/s/ Darius Kharabi

Name:	Darius Kharabi

Title:	President & CEO

Date:	Oct 11, 2019

Appendix A – Milestones

1.	Combangio has already provided Stanford a preliminary business plan.
2.

By [**], Combangio will have $[**] of available non-contingent, operating capital to proceed with the exploration and development of Licensed Product. Capital will be from a third party who may or may not be an investor in Combangio.

3.	By [**], Combangio will provide to Stanford a listing of the management team or a schedule for the recruitment of key management positions.
4.	By [**], Combangio will [**].
5.	By [**], Combangio will [**].
6.	By [**], Combangio will [**].
7.	By [**], Combangio will [**].
8.	By [**], Combangio will [**].
9.	By [**], Combangio will [**].
10.	By [**], Combangio will [**].

It is understood that the above Diligence Milestone due dates assume no material delays in the [**]. In the event that there are material delays in the [**] or other factors beyond Combangio’s reasonable control, so long as Licensee, its Affiliate or its Sublicensee is diligently pursuing such Diligence Milestone and such delay is not caused by the negligence of Licensee, Affiliate or Sublicensee, the due date for such Diligence Milestone shall be extended by the amount of delay caused.

For purposes of this Agreement, the following capitalized terms shall have the meanings indicated:

“BLA” shall mean a Biological License Application, filed with the United States FDA as more fully defined in 21 C.F.R. § 601.

“FDA” shall mean the United States Food and Drug Administration, any successor entity thereto.

“IND” shall mean an investigational new drug application filed with the FDA as more fully defined in 21 C.F.R. §312.3 or, with respect to a country other than the United States, an institutional review board or ethics committee submission required to initiate a human clinical study in accordance with the laws and regulations of such country.

“NDA” shall mean a New Drug Application, filed with the United States FDA as more fully defined in 21 C.F.R. § 314.

“Phase I Clinical Study” shall mean a study of a Licensed Product in human volunteers or patients with the endpoint of determining initial tolerance, safety and/or pharmacokinetic information in a single dose, single ascending dose, multiple dose and/or multiple ascending dose regimens.

“Phase II Clinical Study” shall mean a study of a Licensed Product conducted on a limited number of human patients for the primary purpose of assessing preliminary clinical efficacy (including effective dose regimen).

“Phase III Clinical Study” shall mean a pivotal study of a Licensed Product in human patients to ascertain efficacy and safety of such Licensed Product for the purpose of preparing and submitting to the FDA a BLA or NDA for a Licensed Product.

Appendix B – Sample Reporting Form

Appendix C – Client and Billing Agreement

AMENDMENT No. 1

TO THE

LICENSE AGREEMENT EFFECTIVE THE 11TH DAY OF OCTOBER, 2019

BETWEEN

STANFORD UNIVERSITY

AND

COMBANGIO, INC.

Effective the 14th day of February, 2020, THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having powers under the laws of the State of California, and Combangio, Inc. (“Combangio”), a corporation having a principal place of business at 1490 O’Brien Drive, Menlo Park, CA 94025, agree as follows:

1.	BACKGROUND

Stanford and Combangio are parties to an Exclusive License Agreement effective the 11th day of October, 2019 (“Original Agreement”) covering the invention entitled “Methods to promote eye wound healing” disclosed in Stanford Docket [**]. Stanford and Combangio wish to amend the Original Agreement to clarify that the patent rights to Stanford Dockets [**] are not under the license to Combangio and are therefore being removed from the list of Licensed Patents.

2.	AMENDMENT

2.1The table of Licensed Patents in Paragraph 2.8 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

Stanford	Country	Patent Type	Patent Status	Serial Number	Date Filed	Expiration Date
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]

3.	OTHER TERMS

3.1Except as provided above, all other terms of the Original Agreement remain in full force and effect.

3.2The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties farther waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

The parties execute this Amendment No. 1 by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature:	/s/ Scott Elrod
Name:	Scott Elrod
Title:	Associate Director
Date:	Feb 14, 2020

COMBANGIO, INC.

Signature:	/s/ Darius Kharabi
Name:	Darius Kharabi
Title:	CEO
Date:	Feb 14, 2020